EXHIBIT 5.1

August 15, 2011

Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, CA 90245

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Ironclad Performance Wear Corporation, a Nevada corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 8,750,000 shares of Common Stock (the “Shares”) of the Company, issuable pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares, upon issuance and sale in conformity with and pursuant to the 2006 Plan, and following receipt by the Company of the consideration therefor, will be duly and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours, /s/ Stubbs Alderton & Markiles, LLP STUBBS ALDERTON & MARKILES, LLP